Exhibit 99.1

Molson Coors Increases Dividend, Reports Higher Full Year Underlying After-Tax Income, EBITDA and Free Cash Flow, But Lower Fourth Quarter After-Tax Income and EBITDA

$957 Million of Underlying Free Cash Flow and $1.47 Billion of Underlying EBITDA Generated in 2014

Molson Coors Announces 11% Dividend Increase and New Four-Year, $1 Billion Stock Repurchase Program

Fourth Quarter 2014 Highlights (1)

  Net sales: $973.8 million, down 5.3% on a reported basis, but up 0.9% in constant currency
  Net sales per HL: $136.81, decreased 6.1%, but unchanged in constant currency
  Worldwide beer volume: 14.0 million hectoliters, decreased 0.3%; Coors Light volume grew more than 2% worldwide
  U.S. GAAP net income from continuing operations attributable to MCBC: $93.2 million, decreased 31.9% ($0.50 per diluted share), driven by a higher effective tax rate, unfavorable foreign currency, lower worldwide volumes and increased brand investments
  Underlying after-tax income: $102.1 million ($0.55 per diluted share), decreased 21.0%
  Underlying EBITDA (earnings before interest, taxes, depreciation and amortization): $273.9 million, decreased 14.6%

Full Year 2014 Highlights (1)

  Net sales: $4.15 billion, down 1.4% on a reported basis, but up 0.3% in constant currency
  Net sales per HL: $136.19, decreased 1.2%, but up 0.6% in constant currency
  Worldwide beer volume: 59 million hectoliters, decreased 1.3%; Coors Light volume grew nearly 2% worldwide
  U.S. GAAP net income from continuing operations attributable to MCBC: $513.5 million decreased 9.2% ($2.76 per diluted share), driven by the impairment of intangible brand assets in Europe
  Underlying after-tax income: $768.5 million ($4.13 per diluted share), increased 5.7%
  Underlying EBITDA (earnings before interest, taxes, depreciation and amortization): $1.47 billion, increased 0.1%

DENVER & MONTREAL--(BUSINESS WIRE)--February 10, 2015--Molson Coors Brewing Company (NYSE: TAP; TSX: TPX) today reported a 21.0 percent decrease in underlying after-tax income for the fourth quarter 2014, driven by unfavorable foreign currency, increased brand investments and incentive compensation this year, along with lower volume in the U.S. and Canada, and the termination of our Modelo brands agreement in Canada. On a U.S. GAAP basis, the company reported a 31.9 percent decline in net income to $93.2 million, primarily due to a higher effective tax rate, unfavorable foreign currency, lower worldwide volumes and increased brand investments.

Full year underlying after-tax income increased 5.7 percent to $768.5 million, or $4.13 per diluted share. On a U.S. GAAP basis, net income from continuing operations declined 9.2 percent to $513.5 million primarily due to increased impairments of intangible brand assets.

Molson Coors president and chief executive officer Mark Hunter said, “Overall, 2014 was a good year for Molson Coors. We grew net sales in constant currency, as well as underlying EBITDA, free cash flow, after-tax income and earnings per share. Weak consumer demand continued across our largest markets, but we made good progress in building a stronger brand portfolio, delivering value-added innovation, strengthening our core brand positions, and increasing our share in above premium. We also continued to improve our sales execution and revenue management capabilities, increase the efficiency of our operations, implement common systems and focus on Profit After Capital Charge as the key driver for our cash and capital allocation strategy. As a result, we delivered $1.47 billion of underlying EBITDA and $768.5 million of underlying after-tax income. We drove working capital performance company-wide and achieved $957 million of underlying free cash flow, which exceeded our original 2014 free cash flow goal by more than $250 million. We over-delivered against our cost savings targets, and we reduced our net debt by nearly $800 million. We grew our global above-premium volume, net pricing and sales mix, and maintained market share in Europe despite a poor economy and floods in some of our highest-share markets. Volume challenges included Coors Light performance in the U.S. and Canada, however, Coors Light worldwide volume grew nearly 2 percent on the strength of its performance in Europe and International. We also cycled the termination of the Modelo brands joint venture in Canada. Despite these challenges, our overall profit and cash performance helped to drive a positive total shareholder return (TAP stock price, plus dividends) of 35.7 percent in 2014, which is more than two-and-a-half times the total return for the S&P500 index of large stocks last year."

Hunter added, “In the 4th quarter, we grew constant-currency net sales nearly 1 percent, while our underlying after-tax income decreased 21 percent due to unfavorable foreign currency, increased brand investments and incentive compensation this year, lower volume in the U.S. and Canada, and the termination of our Modelo brands agreement in Canada."

Hunter continued, "Also, in recognition of the substantial progress we have made in generating cash and paying down debt, our board has approved a new program to repurchase up to $1 billion of the Company’s Class A and Class B Common shares, which we expect to implement over the next four years. We anticipate that the stock repurchases will be weighted toward the last two years of the program. Our board has also authorized an increase in our quarterly dividend from 37 cents per share to 41 cents per share, beginning in the first quarter of 2015. This 11 percent increase follows a double-digit increase in our quarterly dividend last year and results in an annual dividend amount of $1.64 per share, which represents a payout ratio of 20.6 percent of 2014 underlying EBITDA. We continue to target a dividend payout in the range of 18 percent to 22 percent of trailing underlying EBITDA, which we anticipate will keep our dividend in a competitive range for global beer companies for the foreseeable future. This new stock buyback program and the increased dividend reflect our continued confidence in the long-term growth and cash generating potential of our Company and our commitment to returning cash to our shareholders.”

New Stock Repurchase Program

Molson Coors Brewing Company announced today that its board of directors has approved a new program authorizing the repurchase, effective immediately, of up to $1.0 billion of the Company’s Class A and Class B Common stock, with an expected term of four years, which replaces all prior stock repurchase programs. The Company anticipates that the stock repurchases will be weighted toward the last two years of the program.

“In the past several years, we have generated substantial cash, continued to strengthen the Company’s balance sheet, added new brands and businesses in select markets, and more than doubled our dividends,” said Mark Hunter. “The combination of strong cash generation and underlying EBITDA has allowed us to reduce our leverage ratios to pre-StarBev acquisition levels and consider share buybacks a full year earlier than originally anticipated.”

“This announcement reflects our continued confidence in the future profit and cash generating potential of our Company. We are in a strong position to increase cash returns to Molson Coors shareholders while maintaining a strong balance sheet and preserving the financial flexibility to explore growth opportunities and fund our pensions,” said Gavin Hattersley, Molson Coors Chief Financial Officer.

Molson Coors plans to purchase its Class A and Class B Common stock from time to time, principally in the open market or through private transactions. The number, price and timing of the repurchases will be at the Company’s sole discretion and will be evaluated depending on market conditions, liquidity needs or other factors. The Company’s board of directors may suspend, modify or terminate the program at any time without prior notice.

Quarterly Dividend Increased 11 Percent

Molson Coors Brewing Company (NYSE: TAP, TAP.A) today declared an increased regular quarterly dividend of $0.41 per share, payable March 16, 2015, to Class A and Class B shareholders of record on February 27, 2015. This dividend represents an 11 percent increase from the previous quarterly rate of $0.37 per share and raises the annual dividend rate to $1.64 per share. In addition, Molson Coors Canada Inc. (TSX: TPX.B, TPX.A), declared a quarterly dividend of the Canadian dollar equivalent of $0.41 per share using today’s noon spot exchange rate as reported by the Bank of Canada, payable March 16, 2015, to Class A exchangeable and Class B exchangeable shareholders of record on February 27, 2015.

Underlying EBITDA and Free Cash Flow

Underlying EBITDA was $273.9 million in the fourth quarter, a 14.6 percent decrease from a year ago. Full year underlying EBITDA increased 0.1 percent from a year ago to $1.47 billion this year.

Underlying free cash flow for the year totaled $956.7 million, an increase of $64.7 million from the prior year, driven by increased distributions from MillerCoors, as well as lower cash paid for pension contributions, capital expenditures, interest and taxes, along with higher underlying income. These increases were partially offset by a decreased benefit from changes in net working capital.

Worldwide Volume

Worldwide beer volume in the fourth quarter of 14.0 million hectoliters decreased 0.3 percent. Full year worldwide beer volume in 2014 of 59.0 million hectoliters decreased 1.3 percent.

Cost Savings Highlights

In 2014, the Company delivered more than $70 million of cost savings excluding MillerCoors, which achieved an additional $143 million of cost savings. Molson Coors benefits from 42 percent of MillerCoors cost savings, equal to $60 million in 2014.

Foreign Exchange

The Company’s fourth quarter underlying consolidated pretax income includes the negative effect of foreign currency movements of approximately $2 million in Europe, $5 million in Canada and $4 million in Corporate. For the full year, underlying consolidated pretax income includes the effect of foreign currency movements that were approximately $8 million positive in Europe, $18 million negative in Canada, $7 million negative in Corporate and $1 million negative in International.

Effective Income Tax Rates

The Company’s fourth quarter effective income tax rate was 22 percent on a reported basis and 24 percent on an underlying basis. On a U.S. GAAP basis, the higher tax rate was driven by the cycling of special and other non-core items in the prior year, changes to valuation allowances, and fluctuations in foreign currency rates. On an underlying basis, our effective tax rate was in line with the prior year.

The Company's full year 2014 effective tax rate was 12 percent on a reported basis and 15 percent on an underlying basis.

Debt

Total debt at the end of the fourth quarter was $3.187 billion, and cash and cash equivalents totaled $624.6 million, resulting in net debt of $2.562 billion, which is $795.7 million lower than the prior year.

Fourth Quarter Business Segment Results

The following are the Company’s fourth quarter 2014 results by business segment:

United States Business (MillerCoors)(2)

Molson Coors underlying U.S. segment underlying equity income decreased 12.4 percent to $90.0 million in the quarter.

MillerCoors Operating and Financial Highlights

MillerCoors underlying net income for the quarter decreased 11.8 percent to $213.3 million, driven by lower shipment volume, unrealized losses on commodity hedges and higher marketing investment.

MillerCoors domestic sales-to-retailers volume (STRs) declined 1.7 percent for the quarter. Domestic sales-to-wholesalers volume (STWs) decreased 3.7 percent. Domestic net revenue per hectoliter, which excludes contract brewing and company-owned-distributor sales, grew 2.0 percent due to favorable net pricing and positive sales mix. Total company net revenue per hectoliter, including contract brewing and company-owned-distributor sales, increased 2.0 percent. Contract brewing volumes increased 1.9 percent.

Cost of goods sold (COGS) per hectoliter increased 3.0 percent, driven by unrealized losses on commodity hedges, commodity and brewery inflation, lower fixed-cost absorption and higher costs associated with brand innovation. Marketing, general and administrative (MG&A) expense increased 1.8 percent, driven primarily by higher media investment, partially offset by lower employee benefit related expenses.

Depreciation and amortization expenses for MillerCoors were $78.0 million in the fourth quarter and $311.1 million for the year, and additions to tangible and intangible assets totaled $138.9 million in the fourth quarter and $401.1 million for the year.

Canada Business

Canada underlying pretax income decreased 14.1 percent to $76.2 million in the quarter and decreased 8.8 percent on a constant-currency basis. More than half of the constant-currency decline was driven by cycling the $4.2 million benefit of 2013 equity earnings and administrative cost recoveries related to the Modelo joint venture, which was terminated at the end of February 2014. Input cost inflation, lower volume, and cycling unusually low incentive compensation expense a year ago also contributed to the decline. A decrease in the Canadian dollar versus the U.S. dollar resulted in an approximate $5 million negative foreign currency impact on underlying pretax income in the quarter. These negative factors were partially offset by substantial cost savings in the fourth quarter this year.

STRs decreased 4.2 percent on a reported basis in the fourth quarter, primarily due to our termination of the Modelo joint venture earlier this year, along with competitive promotional activity across Canada. The company's market share(3) declined approximately one point. Molson Coors Canada sales volume(3) decreased 3.4 percent in the fourth quarter. Net sales per hectoliter increased 2.3 percent in local currency, driven by positive net pricing and mix.

COGS per hectoliter increased 7.1 percent in local currency, driven by input cost inflation, fixed-cost deleverage, and the termination of the Modelo brands joint venture in 2014, partially offset by cost savings. MG&A expense decreased 7.4 percent in local currency, due to lower overhead and other costs, partially offset by higher marketing investments in the fourth quarter.

Europe Business

Europe underlying pretax income decreased 14.7 percent to $38.3 million in the quarter and decreased 10.0 percent on a constant currency basis. Positive volume and pricing drove strong net sales and gross margin growth in the quarter, but pretax income declined due to increased marketing and sales investments and approximately $2 million of negative impact from foreign currency movements.

Molson Coors Europe sales volume increased 1.8 percent, driven by growth in eight of 11 countries, with the exceptions of Serbia, Ireland and the United Kingdom. On a comparable-trading-day basis, U.K. volume increased in the quarter. Europe net sales per hectoliter increased 0.5 percent in local currency, driven by positive pricing.

COGS per hectoliter decreased 2.0 percent in local currency, driven by lower distribution costs and mix shift to lower-cost geographies.

MG&A expense increased 10.6 percent in local currency, due to increased marketing and sales investments across the region.

International Business

The International segment posted an underlying pretax loss of $3.9 million in the fourth quarter, versus a loss of $5.8 million a year ago, due to strong double-digit volume growth and lower overheads.

Total International sales volume, including royalty volume, increased 19.5 percent, primarily due to strong Coors Light growth in Latin America and volume growth in India. Net sales per hectoliter decreased 14.3 percent, driven by foreign currency movements and geographic mix.

COGS per hectoliter decreased 16.4 percent, due to sales mix changes and foreign currency movements. International MG&A expense decreased 9.3 percent, driven by lower overhead expenses and foreign currency movements.

Corporate

Underlying Corporate pretax loss totaled $65.8 million for the fourth quarter, a $6.0 million increase versus the prior year, driven by unfavorable foreign currency movements and higher incentive compensation, partially offset by lower underlying interest expense.

Change in Interim Period Accounting for Advertising Expenses

Effective the first quarter of 2014, we changed our policy for recognizing advertising expenses during interim periods and have applied this change retrospectively. The change in interim accounting affects the timing of advertising expenses over interim periods but has no impact on full year results. We have provided the impact to fiscal year 2013 quarterly results on our investor relations website.

Special and Other Non-Core Items

The following special and other non-core items have been excluded from underlying pretax earnings.

During the quarter, Molson Coors recognized a net special charge of $6.6 million. This pretax charge was primarily driven by $4.0 million of accelerated depreciation expense related to management's proposal to close our Alton brewing facility in the U.K. during 2015, as well as $2.7 million of restructuring costs.

MillerCoors did not incur any special charges in the quarter.

Other non-core items resulted in $7.6 million charge, which was driven by unrealized mark-to-market net losses on commodity hedges.

2014 Fourth Quarter Conference Call

Molson Coors Brewing Company will conduct an earnings conference call with financial analysts and investors at 11:00 a.m. Eastern Time today to discuss the Company’s 2014 fourth quarter and full year results. The Company will provide a live webcast of the earnings call.

The Company will also host an online, real-time webcast of an Investor Relations Follow-up Session with financial analysts and institutional investors at 1:00 p.m. Eastern Time. Both webcasts will be accessible via the Company’s website, www.molsoncoors.com. Online replays of the webcasts will be available until 11:59 p.m. Eastern Time on May 6, 2015. The Company will post this release and related financial statements on its website today.

Footnotes:

(1) The Company calculates non-GAAP underlying after-tax income, underlying EBITDA, underlying free cash flow and constant currency results by excluding special and other non-core items from the nearest U.S. GAAP performance measure, which is net income from continuing operations attributable to MCBC for both underlying after-tax income and underlying EBITDA and net cash provided by operating activities for underlying free cash flow. For further details regarding these adjustments, please see the section “Special and Other Non-Core Items,” along with tables for reconciliations to the nearest U.S. GAAP measures. Unless otherwise indicated, all $ amounts are in U.S. Dollars and all quarterly comparative results are for the Company’s fiscal fourth quarter and full year ended December 31, 2014, compared to the fiscal fourth quarter and full year ended December 31, 2013. Additionally, all per-hectoliter calculations exclude contract brewing and non-owned factored beverage volume in the denominator but include the financial impact of these sales in the numerator, unless otherwise indicated.

(2) MillerCoors, a U.S. joint venture of Molson Coors Brewing Company and SABMiller plc, was launched on July 1, 2008. Molson Coors has a 42 percent economic interest in MillerCoors, which is accounted for using the equity method. Molson Coors’ interest in MillerCoors results, along with certain adjustments under U.S. GAAP, is reflected in “Equity Income in MillerCoors.” This release includes reconciliation from MillerCoors Net Income to Molson Coors Brewing Company Equity Income in MillerCoors and Non-GAAP U.S. Segment Underlying Pretax Income (see Table 8).

(3) Excludes the Modelo brands from our Canada STR results in fourth quarter 2013 and 2014. The Company terminated on February 28, 2014, its joint venture that sold the Modelo brands in Canada, and control of the brands reverted to Anheuser-Busch InBev.

Overview of Molson Coors

Molson Coors Brewing Company is one of the world’s largest brewers. The Company’s operating segments include Canada, the United States, Europe, and Molson Coors International (MCI). The Company has a diverse portfolio of owned and partner brands, including signature brands Carling, Coors Banquet, Coors Light, Molson Canadian and Staropramen. Molson Coors is listed on the 2014/2015 Dow Jones Sustainability World Index (W1SGITRD), the most recognized global benchmark of sustainability among global corporations. For more information on Molson Coors Brewing Company, visit the company’s website, www.molsoncoors.com.

About Molson Coors Canada Inc.

Molson Coors Canada Inc. (MCCI) is a subsidiary of Molson Coors Brewing Company. MCCI Class A and Class B exchangeable shares offer substantially the same economic and voting rights as the respective classes of common shares of MCBC, as described in MCBC’s annual proxy statement and Form 10-K filings with the U.S. Securities and Exchange Commission. The trustee holder of the special Class A voting stock and the special Class B voting stock has the right to cast a number of votes equal to the number of then outstanding Class A exchangeable shares and Class B exchangeable shares, respectively.

Forward-Looking Statements

This press release includes estimates or projections that constitute “forward-looking statements” within the meaning of the U.S. federal securities laws. Generally, the words “believe,” "expect,” "intend,” "anticipate,” “project,” “will,” and similar expressions identify forward-looking statements, which generally are not historic in nature. Although the Company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Important factors that could cause actual results to differ materially from the Company’s historical experience, and present projections and expectations are disclosed in the Company’s filings with the Securities and Exchange Commission (“SEC”). These factors include, among others, impact of competitive pricing and product pressures; health of the beer industry and our brands in our markets; economic conditions in our markets; pension plan costs; availability or increase in the cost of packaging materials; our ability to maintain manufacturer/distribution agreements; our ability to implement our strategic initiatives, including executing and realizing cost savings; our ability to successfully integrate newly acquired businesses; changes in legal and regulatory requirements, including the regulation of distribution systems; increase in the cost of commodities used in the business; our ability to maintain brand image, reputation and product quality; our ability to maintain good labor relations; changes in our supply chain system; additional impairment charges; the impact of climate change and the availability and quality of water; risks relating to operations outside North America; success of our joint ventures; lack of full-control over the operations of MillerCoors; and other risks discussed in our filings with the SEC, including our most recent Annual Report on Form 10-K, which are available from the SEC. All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We do not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Measures

In addition to financial measures presented on the basis of accounting principles generally accepted in the United States of America ("U.S. GAAP"), we also present pretax and after-tax "underlying income," "underlying effective tax rate," "underlying free cash flow," and "constant currency," which are non-GAAP measures and should be viewed as supplements to (not substitutes for) our results of operations presented under U.S. GAAP. We also present underlying earnings before interest, taxes, depreciation, and amortization ("underlying EBITDA") as a non-GAAP measure. Our management uses underlying income, underlying EBITDA, underlying effective tax rate, underlying free cash flow and constant currency as measures of operating performance to assist in comparing performance from period to period on a consistent basis; as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; in communications with the board of directors, stockholders, analysts and investors concerning our financial performance; as useful comparisons to the performance of our competitors; and as metrics of certain management incentive compensation calculations. We believe that underlying income, underlying EBITDA, underlying effective tax rate, underlying free cash flow and constant currency performance are used by and are useful to investors and other users of our financial statements in evaluating our operating performance because they provide an additional tool to evaluate our performance without regard to special and non-core items, which can vary substantially from company to company depending upon accounting methods and book value of assets and capital structure. We have provided reconciliations of all non-GAAP measures to their nearest U.S. GAAP measures and have consistently applied the adjustments within our reconciliations in arriving at each non-GAAP measure. These adjustments consist of special items from our U.S. GAAP financial statements as well as other non-core items, such as acquisition and integration related costs, unrealized mark-to-market gains and losses, and gains and losses on sales of non-operating assets, included in our U.S. GAAP results that warrant adjustment to arrive at non-GAAP results. We consider these items to be necessary adjustments for purposes of evaluating our ongoing business performance and are often considered non-recurring. Such adjustments are subjective and involve significant management judgment.

Reconciliations to Nearest U.S. GAAP Measure Molson Coors Brewing Company and Subsidiaries Table 1: Fourth Quarter Underlying After-Tax Income ($ In millions, except per share data) (Unaudited)
	Three Months Ended
	December 31, 2014	December 31, 2013(1)
U.S. GAAP: Net income attributable to MCBC from continuing operations	$93.2	$136.9
Per diluted share	$0.50	$0.74
Add/(less):
Special items, net	6.6	34.2
42% of MillerCoors special items, net of tax(2)	—	2.0
Acquisition and integration related costs(3)	—	2.4
Unrealized mark-to-market (gains) and losses(4)	7.6	2.3
Other non-core items(5)	—	(22.3)
Tax effects on non-GAAP items	(5.3)	(26.3)
Non-GAAP: Underlying after-tax income	$102.1	$129.2
Per diluted share	$0.55	$0.70
(1)	Amounts have been adjusted to reflect the change in interim accounting for advertising expenses.

(2)	Included in equity income in MillerCoors.

(3)	In Q4 2013, $2.4 million costs included in marketing, general and administrative expenses.

(4)	In Q4 2014, $7.6 million loss included in cost of goods sold. In Q4 2013, $1.0 million loss included in other income (expense), net, and $1.3 million loss in cost of goods sold.

(5)	Included in other income (expense), net.

Molson Coors Brewing Company and Subsidiaries Table 2: Fourth Quarter Underlying Pretax Income (Loss) ($ In millions) (Unaudited)

	Business					Total
	Canada	U.S.	Europe	MCI	Corporate	Consolidated
U.S. GAAP: 2014 4th Q Income (loss) from continuing operations before income taxes	$76.2	$90.0	$31.7	$(3.9)	$(73.4)	$120.6
Add/(less):
Special items, net	—	—	6.6	—	—	6.6
Unrealized mark-to-market (gains) and losses(1)	—	—	—	—	7.6	7.6
Non-GAAP: 2014 4th Q underlying pretax income (loss)	$76.2	$90.0	$38.3	$(3.9)	$(65.8)	$134.8
Percent change 2014 4th Q vs. 2013 4th Q underlying pretax income (loss)	(14.1)%	(12.4)%	(14.7)%	32.8%	(10.0)%	(21.0)%
U.S. GAAP: 2013 4th Q Income (loss) from continuing operations before income taxes(2)	$62.7	$100.7	$31.1	$(0.2)	$(42.2)	$152.1
Add/(less):
Special items, net	26.0	—	12.8	(5.6)	1.0	34.2
42% of MillerCoors special items, net of tax(3)	—	2.0	—	—	—	2.0
Acquisition and integration related costs(4)	—	—	1.0	—	1.4	2.4
Unrealized mark-to-market (gains) and losses(1)	—	—	—	—	2.3	2.3
Other non-core items(5)	—	—	—	—	(22.3)	(22.3)
Non-GAAP: 2013 4th Q underlying pretax income (loss)	$88.7	$102.7	$44.9	$(5.8)	$(59.8)	$170.7
(1)	In Q4 2014, $7.6 million loss included in cost of goods sold. In Q4 2013, $1.0 million loss included in other income (expense), net, and $1.3 million loss in cost of goods sold.

(2)	Amounts have been adjusted to reflect the change in interim accounting for advertising expenses.

(3)	Included in equity income in MillerCoors.

(4)	In Q4 2013, $2.4 million costs included in marketing, general and administrative expenses.

(5)	Included in other income (expense), net.

Molson Coors Brewing Company and Subsidiaries Table 3: Full Year Underlying After-Tax Income ($ In millions, except per share data) (Unaudited)

	Twelve Months Ended
	December 31, 2014	December 31, 2013(1)
U.S. GAAP: Net income attributable to MCBC from continuing operations	$513.5	$565.3
Per diluted share	$2.76	$3.07
Add/(less):
Special items, net	324.4	200.0
42% of MillerCoors special items, net of tax(2)	0.6	8.3
Acquisition and integration related costs(3)	—	10.7
Unrealized mark-to-market (gains) and losses(4)	3.7	15.4
Other non-core items(5)	(11.3)	(23.5)
Tax effects on non-GAAP items	(62.4)	(49.1)
Non-GAAP: Underlying after-tax income	$768.5	$727.1
Per diluted share	$4.13	$3.95
(1)	Amounts have been adjusted to reflect the change in interim accounting for advertising expenses.

(2)	Included in equity income in MillerCoors.

(3)	In 2013, $10.7 million costs included in marketing, general and administrative expenses.

(4)	In 2014, $0.5 million gain included in other income (expense), net, and $4.2 million loss in cost of goods sold. In 2013, $7.3 million loss included in other income (expense), net, $2.7 million loss in cost of goods sold, and $5.4 million loss included in interest expense, net.

(5)	In 2014, $11.3 million gain included in marketing, general and administrative expenses. In 2013, $23.5 million gain included in other income (expense), net.

Molson Coors Brewing Company and Subsidiaries Table 4: Full Year Underlying Pretax Income (Loss) ($ In millions) (Unaudited)

	Business					Total
	Canada	U.S.	Europe	MCI	Corporate	Consolidated
U.S. GAAP: 2014 Full Year Income (loss) from continuing operations before income taxes	$406.8	$561.8	$(111.9)	$(13.3)	$(257.1)	$586.3
Add/(less):
Special items, net	(41.8)	—	365.9	—	0.3	324.4
42% of MillerCoors special items, net of tax(1)	—	0.6	—	—	—	0.6
Unrealized mark-to-market (gains) and losses(2)	—	—	—	—	3.7	3.7
Other non-core items(3)	—	—	(11.3)	—	—	(11.3)
Non-GAAP: 2014 Full Year underlying pretax income (loss)	$365.0	$562.4	$242.7	$(13.3)	$(253.1)	$903.7
Percent change 2014 vs. 2013 Full Year underlying pretax income (loss)	(7.1)%	2.8%	13.8%	17.9%	6.9%	4.4%
U.S. GAAP: 2013 Full Year Income (loss) from continuing operations before income taxes(4)	$363.3	$539.0	$34.3	$(11.8)	$(270.3)	$654.5
Add/(less):
Special items, net	30.7	—	172.4	(4.4)	1.3	200.0
42% of MillerCoors special items, net of tax(1)	—	8.3	—	—	—	8.3
Unrealized mark-to-market (gains) and losses(2)	—	—	—	—	15.4	15.4
Acquisition and integration related costs(5)	—	—	6.6	—	4.1	10.7
Other non-core items(3)	(1.2)	—	—	—	(22.3)	(23.5)
Non-GAAP: 2013 Full Year underlying pretax income (loss)	$392.8	$547.3	$213.3	$(16.2)	$(271.8)	$865.4
(1)	Included in equity income in MillerCoors.

(2)	In 2014, $0.5 million gain included in other income (expense), net, and $4.2 million loss in cost of goods sold. In 2013, $7.3 million loss included in other income (expense), net, $2.7 million loss in cost of goods sold, and $5.4 million loss included in interest expense, net.

(3)	In 2014, $11.3 million gain included in marketing, general and administrative expenses. In 2013, $23.5 million gain included in other income (expense), net.

(4)	Amounts have been adjusted to reflect the change in interim accounting for advertising expenses.

(5)	In 2013, $10.7 million costs included in marketing, general and administrative expenses.

Molson Coors Brewing Company and Subsidiaries Table 5: Underlying EBITDA ($ In millions) (Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2014	December 31, 2013(1)	% change	December 31, 2014	December 31, 2013	% change
U.S. GAAP: Net income attributable to MCBC from continuing operations	$93.2	$136.9	(31.9)%	$513.5	$565.3	(9.2)%
Add: Net income (loss) attributable to noncontrolling interests	0.3	0.4	(25.0)%	3.8	5.2	(26.9)%
U.S. GAAP: Net income (loss) from continuing operations	$93.5	$137.3	(31.9)%	$517.3	$570.5	(9.3)%
Add: Interest expense (income), net	30.8	36.2	(14.9)%	133.7	170.1	(21.4)%
Add: Income tax expense (benefit)	27.1	14.8	83.1%	69.0	84.0	(17.9)%
Add: Depreciation and amortization	80.0	82.4	(2.9)%	313.0	320.5	(2.3)%
Adjustments included in underlying income(2)	14.2	16.6	(14.5)%	316.8	202.6	56.4%
Adjustments to arrive at underlying EBITDA(3)	(4.0)	(1.8)	122.2%	(8.9)	(7.7)	15.6%
Adjustments to arrive at underlying EBITDA related to our investment in MillerCoors(4)	32.3	35.1	(8.0)%	129.6	128.5	0.9%
Non-GAAP: Underlying EBITDA	$273.9	$320.6	(14.6)%	$1,470.5	$1,468.5	0.1%

(1)	Amounts have been adjusted to reflect the change in interim accounting for advertising expenses.

(2)	Includes adjustments to non-GAAP underlying income within the table above related to special and non-core items.

(3)	Represents adjustments to remove amounts related to interest, depreciation and amortization included in the adjustments to non-GAAP underlying income above, as these items are added back as adjustments to net income attributable to MCBC from continuing operations.

(4)	Adjustments to our equity income from MillerCoors, which include our proportionate share of MillerCoors' interest, income tax, depreciation and amortization, special items, and amortization of the difference between the MCBC contributed cost basis and proportionate share of the underlying equity in net assets of MillerCoors.

Molson Coors Brewing Company and Subsidiaries Table 6: Underlying Free Cash Flow ($ In millions) (Unaudited)

		Twelve Months Ended
		December 31, 2014	December 31, 2013
U.S. GAAP:	Net Cash Provided by Operating Activities	$1,272.6	$1,168.2
Less:	Additions to properties(1)	(259.5)	(293.9)
Less:	Investment in MillerCoors(1)	(1,388.1)	(1,186.5)
Add:	Return of capital from MillerCoors(1)	1,382.5	1,146.0
Add/(Less):	Cash impact of Special items(2)	(55.8)	48.8
Add:	Costs related to the Acquisition(3)	—	7.7
Add:	MillerCoors investments in businesses(4)	1.3	—
Add:	MillerCoors cash impact of Special items(4)	3.7	1.7
Non-GAAP:	Underlying Free Cash Flow	$956.7	$892.0

(1)	Included in net cash used in investing activities.

(2)	Included in net cash provided by operating activities and primarily reflects termination fees received from MMI in addition to costs paid for restructuring activities.

(3)	Included in net cash provided by operating activities and reflects acquisition and integration costs paid.

(4)	Amounts represent our proportionate 42% share of the cash flow impacts.

MillerCoors LLC Table 7: Underlying Net Income Attributable to MillerCoors ($ In millions) (Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013
U.S. GAAP: Net income attributable to MillerCoors	$213.3	$237.1	$1,326.2	$1,270.5
Add: Special items, net of tax	—	4.8	1.4	19.8
Non-GAAP: Underlying net income attributable to MillerCoors	$213.3	$241.9	$1,327.6	$1,290.3

Molson Coors Brewing Company and Subsidiaries Table 8: Underlying Equity Income in MillerCoors ($ In millions) (Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013
U.S. GAAP: Net Income Attributable to MillerCoors	$213.3	$237.1	$1,326.2	$1,270.5
Multiply: MCBC economic interest	42%	42%	42%	42%
MCBC proportionate share of MillerCoors net income	$89.6	$99.6	$557.0	$533.6
Add: Amortization of the difference between MCBC contributed cost basis and proportionate share of the underlying equity in net assets of MillerCoors(1)	1.1	1.2	4.6	4.6
Add: Share-based compensation adjustment(2)	(0.7)	(0.1)	0.2	0.8
U.S. GAAP: Equity Income in MillerCoors	$90.0	$100.7	$561.8	$539.0
Add: MCBC proportionate share of MillerCoors special items, net of tax	—	2.0	0.6	8.3
Non-GAAP: Underlying Equity Income in MillerCoors	$90.0	$102.7	$562.4	$547.3

(1)	Our net investment in MillerCoors is based on the carrying values of the net assets contributed to the joint venture which is less than our proportional share of underlying equity (42%) of MillerCoors (contributed by both Coors Brewing Company and Miller Brewing Company) by $661.6 million as of December 31, 2014. This basis difference, with the exception of certain non-amortizing items (goodwill, land, etc.), is being amortized as additional equity income over the remaining useful lives of the contributed long-lived amortizing assets.

(2)	The net adjustment is to eliminate all share-based compensation impacts related to pre-existing SABMiller plc equity awards held by former Miller Brewing Company employees now employed by MillerCoors.

Molson Coors Brewing Company and Subsidiaries

Table 9: Constant Currency Results: Constant Currency Reporting Net Sales, U.S. GAAP Pretax
Income and Underlying Pretax Income

(Unaudited)

U.S. GAAP: Net Sales (In millions)

	Three Months Ended
	December 31, 2014	December 31, 2013	Reported % Increase (Decrease)	Foreign Exchange Impact ($)	Constant Currency % Increase (Decrease)
Canada	$423.1	$463.3	(8.7)%	$(35.6)	(1.0)%
Europe	514.6	527.8	(2.5)%	(25.6)	2.3%
MCI	37.0	38.2	(3.1)%	(2.4)	3.1%
Corporate	0.2	0.3	(33.3)%	—	(33.3)%
Eliminations(1)	(1.1)	(1.2)	8.3%	—	8.3%
Molson Coors Consolidated Total	$973.8	$1,028.4	(5.3)%	$(63.6)	0.9%

(1)	Reflects intercompany sales from Europe to MCI, and the offset is included within MCI cost of goods sold. These amounts are eliminated in the consolidated totals.

U.S. GAAP: Pretax Income (In millions)

	Three Months Ended
	December 31, 2014	December 31, 2013(1)	Reported % Increase (Decrease)	Foreign Exchange Impact ($)	Constant Currency % Increase (Decrease)
MillerCoors (42% portion)	$90.0	$100.7	(10.6)%	$—	(10.6)%
Canada	76.2	62.7	21.5%	(4.8)	29.2%
Europe	31.7	31.1	1.9%	(1.8)	7.7%
MCI	(3.9)	(0.2)	N/M	(0.5)	N/M
Corporate	(73.4)	(42.2)	(73.9)%	(3.8)	(64.9)%
Molson Coors Consolidated Total	$120.6	$152.1	(20.7)%	$(10.9)	(13.5)%

N/M = Not meaningful

(1) Amounts have been adjusted to reflect the change in interim accounting for advertising expenses.

Non-GAAP: Underlying Pretax Income (In millions)

	Three Months Ended
	December 31, 2014	December 31, 2013(1)	Reported % Increase (Decrease)	Foreign Exchange Impact ($)	Constant Currency % Increase (Decrease)
MillerCoors (42% portion)	$90.0	$102.7	(12.4)%	$—	(12.4)%
Canada	76.2	88.7	(14.1)%	(4.7)	(8.8)%
Europe	38.3	44.9	(14.7)%	(2.1)	(10.0)%
MCI	(3.9)	(5.8)	32.8%	(0.5)	41.4%
Corporate	(65.8)	(59.8)	(10.0)%	(3.8)	(3.7)%
Molson Coors Consolidated Total	$134.8	$170.7	(21.0)%	$(11.1)	(14.5)%

(1)	Amounts have been adjusted to reflect the change in interim accounting for advertising expenses.

U.S. GAAP: Net Sales (In millions)

	Twelve Months Ended
	December 31, 2014	December 31, 2013	Reported % Increase (Decrease)	Foreign Exchange Impact ($)	Constant Currency % Increase (Decrease)
Canada	$1,793.9	$1,943.8	(7.7)%	$(125.9)	(1.2)%
Europe	2,200.3	2,128.3	3.4%	57.7	0.7%
MCI	156.3	137.6	13.6%	(5.3)	17.4%
Corporate	1.1	1.2	(8.3)%	—	(8.3)%
Eliminations(1)	(5.3)	(4.8)	(10.4)%	—	(10.4)%
Molson Coors Consolidated Total	$4,146.3	$4,206.1	(1.4)%	$(73.5)	0.3%

(1)	Reflects intercompany sales from Europe to MCI, and the offset is included within MCI cost of goods sold. These amounts are eliminated in the consolidated totals.

U.S. GAAP: Pretax Income (In millions)

	Twelve Months Ended
	December 31, 2014	December 31, 2013	Reported % Increase (Decrease)	Foreign Exchange Impact ($)	Constant Currency % Increase (Decrease)
MillerCoors (42% portion)	$561.8	$539.0	4.2%	$—	4.2%
Canada	406.8	363.3	12.0%	(22.9)	18.3%
Europe	(111.9)	34.3	N/M	8.8	N/M
MCI	(13.3)	(11.8)	(12.7)%	(0.6)	(7.6)%
Corporate	(257.1)	(270.3)	4.9%	(6.5)	7.3%
Molson Coors Consolidated Total	$586.3	$654.5	(10.4)%	$(21.2)	(7.2)%

N/M = Not meaningful

Non-GAAP: Underlying Pretax Income (In millions)

	Twelve Months Ended
	December 31, 2014	December 31, 2013	Reported % Increase (Decrease)	Foreign Exchange Impact ($)	Constant Currency % Increase (Decrease)
MillerCoors (42% portion)	$562.4	$547.3	2.8%	$—	2.8%
Canada	365.0	392.8	(7.1)%	(18.0)	(2.5)%
Europe	242.7	213.3	13.8%	7.7	10.2%
MCI	(13.3)	(16.2)	17.9%	(0.6)	21.6%
Corporate	(253.1)	(271.8)	6.9%	(6.9)	9.4%
Molson Coors Consolidated Total	$903.7	$865.4	4.4%	$(17.8)	6.5%

Constant currency is a non-GAAP measure utilized by Molson Coors management to measure performance, excluding the impact of foreign currency movements. As we operate in various foreign countries where the local currency may strengthen or weaken significantly versus the U.S. dollar or other currencies used in operations, we utilize a constant currency measure as an additional metric to evaluate the underlying performance of each business without consideration of foreign currency movements. This information is non-GAAP and should be viewed as a supplement to (not a substitute for) our reported results of operations under U.S. GAAP. We calculate the impact of foreign exchange on net sales, pretax income and non-GAAP underlying pretax income using the following steps:

1. Multiply our current period local currency operating results (that also include the impact of the comparable prior-period currency hedging activities) by the weighted average foreign exchange rates used to translate the financial statements in the comparable prior year period. The result is the current-period operating results in U.S. dollars, as if foreign exchange rates had not changed from the prior-year period.

2. Subtract the result in #1 from the unadjusted current-period reported operating result in U.S. dollars (U.S. GAAP measure). This difference reflects the impact of foreign currency translational gains/losses included in the current-period results.

3. Determine the amount of actual non-operating foreign currency gains/losses realized as a result of hedging activities and activities transacted in a currency other than the functional currency of each legal entity.

4. Add the results of steps 2 and 3 above. This sum equals the total impact of foreign currency translational gains/losses and realized gains/losses from foreign currency transactions. This is the value shown in the “Foreign Exchange $ Impact” column within the table above.

Worldwide Beer Volume

Molson Coors Brewing Company and Subsidiaries Table 10: Worldwide Beer Volume (In millions of hectoliters) (Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2014	December 31, 2013	% Change	December 31, 2014	December 31, 2013	% Change
Financial Volume	7.118	7.059	0.8%	30.445	30.521	(0.2)%
Royalty Volume	0.389	0.319	21.9%	1.580	1.353	16.8%
Owned Volume	7.507	7.378	1.7%	32.025	31.874	0.5%
Proportionate Share of Equity Investment Sales-to-Retail(1)	6.530	6.701	(2.6)%	26.939	27.864	(3.3)%
Total Worldwide Beer Volume	14.037	14.079	(0.3)%	58.964	59.738	(1.3)%

(1)	Reflects the addition of Molson Coors Brewing Company's proportionate share of equity method investments sales to retail for the periods presented.

U.S. GAAP Measures

Molson Coors Brewing Company and Subsidiaries Table 11: Consolidated Statements of Operations ($ In millions, except per share data) (Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2014	December 31, 2013(1)	December 31, 2014	December 31, 2013
Volume in hectoliters	7.118	7.059	30.445	30.521
Sales	$1,413.3	$1,489.7	$5,927.5	$5,999.6
Excise taxes	(439.5)	(461.3)	(1,781.2)	(1,793.5)
Net sales	973.8	1,028.4	4,146.3	4,206.1
Cost of goods sold	(620.2)	(644.4)	(2,493.3)	(2,545.6)
Gross profit	353.6	384.0	1,653.0	1,660.5
Marketing, general and administrative expenses	(282.6)	(289.6)	(1,163.9)	(1,193.8)
Special items, net	(6.6)	(34.2)	(324.4)	(200.0)
Equity income in MillerCoors	90.0	100.7	561.8	539.0
Operating income (loss)	154.4	160.9	726.5	805.7
Other income (expense), net
Interest expense	(33.6)	(39.0)	(145.0)	(183.8)
Interest income	2.8	2.8	11.3	13.7
Other income (expense), net	(3.0)	27.4	(6.5)	18.9
Total other income (expense), net	(33.8)	(8.8)	(140.2)	(151.2)
Income (loss) from continuing operations before income taxes	120.6	152.1	586.3	654.5
Income tax benefit (expense)	(27.1)	(14.8)	(69.0)	(84.0)
Net Income (loss) from continuing operations	93.5	137.3	517.3	570.5
Income (loss) from discontinued operations, net of tax	0.9	0.3	0.5	2.0
Net income (loss) including noncontrolling interests	94.4	137.6	517.8	572.5
Net (income) loss attributable to noncontrolling interests	(0.3)	(0.4)	(3.8)	(5.2)
Net income (loss) attributable to MCBC	$94.1	$137.2	$514.0	$567.3

Basic net income (loss) attributable to MCBC per share:
From continuing operations	$0.50	$0.74	$2.78	$3.09
From discontinued operations	—	—	—	0.01
Basic net income per share	$0.50	$0.74	$2.78	$3.10

Diluted net income (loss) attributable to MCBC per share:
From continuing operations	$0.50	$0.74	$2.76	$3.07
From discontinued operations	—	—	—	0.01
Diluted net income per share	$0.50	$0.74	$2.76	$3.08

Weighted average shares - basic	185.3	183.9	184.9	183.0
Weighted average shares - diluted	186.5	185.0	186.1	184.2

Dividends per share	$0.37	$0.32	$1.48	$1.28

Amounts attributable to MCBC
Net income (loss) from continuing operations, net of tax	$93.2	$136.9	$513.5	$565.3
Income (loss) from discontinued operations, net of tax	0.9	0.3	0.5	2.0
Net income (loss) attributable to MCBC	$94.1	$137.2	$514.0	$567.3

(1) Amounts have been adjusted to reflect the change in interim accounting for advertising expenses.

Molson Coors Brewing Company and Subsidiaries Table 12: Canada Segment Results of Operations ($ In millions) (Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2014	December 31, 2013(1)	December 31, 2014	December 31, 2013
Volume in hectoliters	1.947	2.015	8.075	8.332
Sales	$561.9	$614.5	$2,363.4	$2,575.1
Excise taxes	(138.8)	(151.2)	(569.5)	(631.3)
Net sales	423.1	463.3	1,793.9	1,943.8
Cost of goods sold	(252.8)	(264.5)	(1,021.6)	(1,104.3)
Gross profit	170.3	198.8	772.3	839.5
Marketing, general and administrative expenses	(95.7)	(111.4)	(412.5)	(448.0)
Special items, net	—	(26.0)	41.8	(30.7)
Operating income (loss)	74.6	61.4	401.6	360.8
Other income (expense), net	1.6	1.3	5.2	2.5
Income (loss) from continuing operations before income taxes	$76.2	$62.7	$406.8	$363.3

(1) Amounts have been adjusted to reflect the change in interim accounting for advertising expenses.

Molson Coors Brewing Company and Subsidiaries Table 13: Europe Results of Operations ($ In millions) (Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2014	December 31, 2013(1)	December 31, 2014	December 31, 2013
Volume in hectoliters(2)	4.860	4.773	21.083	21.146
Sales(2)	$809.6	$831.8	$3,384.1	$3,265.4
Excise taxes	(295.0)	(304.0)	(1,183.8)	(1,137.1)
Net sales(2)	514.6	527.8	2,200.3	2,128.3
Cost of goods sold	(338.7)	(355.6)	(1,375.8)	(1,357.5)
Gross profit	175.9	172.2	824.5	770.8
Marketing, general and administrative expenses	(138.1)	(132.7)	(573.1)	(569.5)
Special items, net	(6.6)	(12.8)	(365.9)	(172.4)
Operating income (loss)	31.2	26.7	(114.5)	28.9
Interest income, net	1.0	1.3	4.4	4.9
Other income (expense), net	(0.5)	3.1	(1.8)	0.5
Income (loss) from continuing operations before income taxes	$31.7	$31.1	$(111.9)	$34.3

(1)	Amounts have been adjusted to reflect the change in interim accounting for advertising expenses.

(2)	Gross segment sales include intercompany sales to MCI consisting of $1.1 million of net sales and 0.011 million hectoliters and $5.3 million of net sales and 0.057 million hectoliters for the three and twelve months ended December 31, 2014, respectively. Gross segment sales include intercompany sales to MCI consisting of $1.2 million of net sales and 0.014 million hectoliters and 4.8 million of net sales and 0.066 million hectoliters for the three and twelve months ended December 31, 2013, respectively. The offset is included within MCI cost of goods sold. These amounts are eliminated in the consolidated totals.

Molson Coors Brewing Company and Subsidiaries Table 14: Molson Coors International Results of Operations ($ In millions) (Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2014	December 31, 2013(1)	December 31, 2014	December 31, 2013
Volume in hectoliters	0.322	0.285	1.344	1.109
Sales	$42.7	$44.3	$184.2	$162.7
Excise taxes	(5.7)	(6.1)	(27.9)	(25.1)
Net sales	37.0	38.2	156.3	137.6
Cost of goods sold(2)	(22.3)	(23.6)	(96.5)	(85.0)
Gross profit	14.7	14.6	59.8	52.6
Marketing, general and administrative expenses	(18.6)	(20.5)	(73.1)	(68.9)
Special items, net	—	5.6	—	4.4
Operating income (loss)	(3.9)	(0.3)	(13.3)	(11.9)
Other income (expense), net	—	0.1	—	0.1
Income (loss) from continuing operations before income taxes	$(3.9)	$(0.2)	$(13.3)	$(11.8)

(1)	Amounts have been adjusted to reflect the change in interim accounting for advertising expenses.

(2)	Reflects gross segment amounts, and includes intercompany cost of goods sold from Europe of $1.1 million and $5.3 million for the three and twelve months ended December 31, 2014, respectively, and $1.2 million and $4.8 million for the three and twelve months ended December 31, 2013, respectively. The offset is included within Europe net sales. These amounts are eliminated in the consolidated totals.

Molson Coors Brewing Company and Subsidiaries Table 15: Corporate Results of Operations ($ In millions) (Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Volume in hectoliters	—	—	—	—
Sales	$0.2	$0.3	$1.1	$1.2
Excise taxes	—	—	—	—
Net sales	0.2	0.3	1.1	1.2
Cost of goods sold	(7.5)	(1.9)	(4.7)	(3.6)
Gross profit	(7.3)	(1.6)	(3.6)	(2.4)
Marketing, general and administrative expenses	(30.2)	(25.0)	(105.2)	(107.4)
Special items, net	—	(1.0)	(0.3)	(1.3)
Operating income (loss)	(37.5)	(27.6)	(109.1)	(111.1)
Interest expense, net	(31.8)	(37.5)	(138.1)	(175.0)
Other income (expense), net	(4.1)	22.9	(9.9)	15.8
Income (loss) from continuing operations before income taxes	$(73.4)	$(42.2)	$(257.1)	$(270.3)

MillerCoors LLC (1) Table 16: Results of Operations ($ In millions) (Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Volume in hectoliters(2)	16.559	17.080	72.701	74.274
Sales	$2,039.1	$2,068.1	$8,990.4	$8,969.8
Excise taxes	(257.3)	(265.6)	(1,142.0)	(1,169.0)
Net sales	1,781.8	1,802.5	7,848.4	7,800.8
Cost of goods sold	(1,129.6)	(1,130.9)	(4,743.8)	(4,723.7)
Gross profit	652.2	671.6	3,104.6	3,077.1
Marketing, general and administrative expenses	(434.1)	(426.3)	(1,755.9)	(1,769.9)
Special items, net	—	(4.8)	(1.4)	(19.8)
Operating income	218.1	240.5	1,347.3	1,287.4
Interest income (expense), net	(0.1)	(0.2)	(1.1)	(1.6)
Other income (expense), net	1.2	0.4	5.5	2.0
Income before income taxes	219.2	240.7	1,351.7	1,287.8
Income tax expense	(1.5)	(0.8)	(6.1)	(3.9)
Net income	217.7	239.9	1,345.6	1,283.9
Less: Net income attributable to noncontrolling interests	(4.4)	(2.8)	(19.4)	(13.4)
Net income attributable to MillerCoors	$213.3	$237.1	$1,326.2	$1,270.5

(1)	Economic ownership of MillerCoors is 58% held by SABMiller and 42% held by Molson Coors. See Table 8 for a reconciliation from Net Income Attributable to MillerCoors to Molson Coors Equity Income in MillerCoors, and to U.S. Segment Underlying Pretax Income (Non-GAAP).

(2)	Includes contract brewing and company-owned-distributor sales which are excluded from our worldwide beer volume calculation.

Molson Coors Brewing Company and Subsidiaries Table 17: Consolidated Balance Sheets ($ In millions, except par value) (Unaudited)

	As of
	December 31, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$624.6	$442.3
Accounts and other receivables:
Trade, less allowance for doubtful accounts of $11.5 and $13.6, respectively	488.9	572.8
Affiliate receivables	38.8	30.8
Other receivables, less allowance for doubtful accounts of $0.8 and $1.1, respectively	94.0	124.4
Inventories:
Finished	135.3	133.2
In process	20.7	23.3
Raw materials	34.5	36.9
Packaging materials	11.7	11.9
Total inventories	202.2	205.3
Maintenance and operating supplies, less allowance for obsolete supplies of $5.0 and $6.8, respectively	24.0	29.6
Other current assets	79.2	82.1
Deferred tax assets	27.2	50.4
Total current assets	1,578.9	1,537.7
Properties, less accumulated depreciation of $1,343.2 and $1,458.7, respectively	1,798.0	1,970.1
Goodwill	2,191.6	2,418.7
Other intangibles, less accumulated amortization of $359.6 and $513.7, respectively	5,755.8	6,825.1
Investment in MillerCoors	2,388.6	2,506.5
Deferred tax assets	58.2	38.3
Notes receivable, less allowance for doubtful accounts of $1.6 and $2.8, respectively	21.6	23.6
Other assets	203.6	260.1
Total assets	$13,996.3	$15,580.1
Liabilities and equity
Current liabilities:
Accounts payable and other current liabilities (includes affiliate payable amounts of $21.4 and $22.8, respectively)	$1,305.0	$1,429.6
Deferred tax liabilities	164.8	138.1
Current portion of long-term debt and short-term borrowings	849.4	586.9
Discontinued operations	6.1	6.8
Total current liabilities	2,325.3	2,161.4
Long-term debt	2,337.1	3,213.0
Pension and post-retirement benefits	542.9	462.6
Deferred tax liabilities	784.3	911.4
Unrecognized tax benefits	25.4	107.1
Other liabilities	79.7	77.2
Discontinued operations	15.5	17.3
Total liabilities	6,110.2	6,950.0
Molson Coors Brewing Company stockholders' equity
Capital stock:
Preferred stock, no par value (authorized: 25.0 shares; none issued)	—	—
Class A common stock, $0.01 par value (authorized: 500.0 shares; issued and outstanding: 2.6 shares and 2.6 shares, respectively)	—	—
Class B common stock, $0.01 par value (authorized: 500.0 shares; issued: 169.9 shares and 167.2 shares, respectively)	1.7	1.7
Class A exchangeable shares, no par value (issued and outstanding: 2.9 shares and 2.9 shares, respectively)	108.5	108.5
Class B exchangeable shares, no par value (issued and outstanding: 17.6 shares and 19.0 shares, respectively)	661.5	714.1
Paid-in capital	3,871.2	3,747.6
Retained earnings	4,439.9	4,199.5
Accumulated other comprehensive income (loss)	(898.4)	154.9
Class B common stock held in treasury at cost (7.5 shares and 7.5 shares, respectively)	(321.1)	(321.1)
Total Molson Coors Brewing Company stockholders' equity	7,863.3	8,605.2
Noncontrolling interests	22.8	24.9
Total equity	7,886.1	8,630.1
Total liabilities and equity	$13,996.3	$15,580.1

Molson Coors Brewing Company and Subsidiaries Table 18: Consolidated Statements of Cash Flows ($ In millions) (Unaudited)

	Twelve Months Ended
	December 31, 2014	December 31, 2013
Cash flows from operating activities:
Net income (loss) including noncontrolling interests	$517.8	$572.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	313.0	320.5
Amortization of debt issuance costs and discounts	7.0	20.3
Share-based compensation	23.5	19.5
Loss (gain) on sale or impairment of properties and other assets, net	375.5	164.0
Deferred income taxes	0.2	(17.6)
Equity income in MillerCoors	(561.8)	(539.0)
Distributions from MillerCoors	561.8	539.0
Equity in net (income) loss of other unconsolidated affiliates	1.7	(19.1)
Distributions from other unconsolidated affiliates	15.4	13.0
Excess tax benefits from share-based compensation	(8.2)	(7.7)
Unrealized (gain) loss on foreign currency fluctuations and derivative instruments, net	12.2	8.4
Change in current assets and liabilities (net of assets acquired and liabilities assumed in business combinations) and other:
Receivables	22.3	70.4
Inventories	(16.5)	4.2
Payables and other current liabilities	52.7	178.6
Other assets and other liabilities	(43.5)	(156.8)
(Gain) loss from discontinued operations	(0.5)	(2.0)
Net cash provided by operating activities	1,272.6	1,168.2
Cash flows from investing activities:
Additions to properties	(259.5)	(293.9)
Proceeds from sales of properties and other assets	8.8	53.6
Investment in MillerCoors	(1,388.1)	(1,186.5)
Return of capital from MillerCoors	1,382.5	1,146.0
Return of capital from an unconsolidated affiliate	15.8	—
Loan repayments	11.0	10.6
Loan advances	(9.9)	(6.8)
Net cash used in investing activities	(239.4)	(277.0)
Cash flows from financing activities:
Exercise of stock options under equity compensation plans	44.4	88.8
Excess tax benefits from share-based compensation	8.2	7.7
Dividends paid	(273.6)	(234.6)
Dividends paid to noncontrolling interest holders	(4.1)	(4.1)
Payments for purchase of noncontrolling interest	(0.4)	(0.7)
Debt issuance costs	(1.9)	(0.4)
Payments on long-term debt and capital lease obligations	(63.0)	(1,317.0)
Proceeds from short-term borrowings	4.8	15.0
Payments on short-term borrowings	(11.4)	(15.2)
Proceeds from settlement of derivative instruments	—	6.6
Payments on settlement of derivative instruments	(65.2)	(119.4)
Net proceeds from (payments on) revolving credit facilities and commercial paper	(513.9)	507.4
Change in overdraft balances and other	74.1	6.7
Net cash provided by (used in) financing activities	(802.0)	(1,059.2)
Cash and cash equivalents:
Net increase (decrease) in cash and cash equivalents	231.2	(168.0)
Effect of foreign exchange rate changes on cash and cash equivalents	(48.9)	(13.7)
Balance at beginning of year	442.3	624.0
Balance at end of year	$624.6	$442.3

CONTACT:
Molson Coors
News Media
Colin Wheeler, 303-927-2443
or
Investor Relations
Dave Dunnewald, 303-927-2334